UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 23, 2004

INFODATA SYSTEMS INC.
(Exact name of Registrant as specified in its charter)

Virginia	0-10416	16-0954695
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13454 Sunrise Valley Drive, Suite 500, Herndon, Virginia	20171
(Address of Principal Executive Office)	(Zip Code)

Registrant's telephone number, including area code:  (703) 934-5205

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

        On December 23, 2004, the Registrant entered into an amended employment agreement with its President and Chief Executive Officer, Edwin A. Miller. In accordance with the terms of the amended agreement, Mr. Miller will receive an annual salary of $275,000.

        Under the amended employment agreement, Mr. Miller may receive bonus compensation subject to the satisfaction of various conditions. Generally, Mr. Miller will be entitled to receive bonus compensation based upon: (i) the Registrant’s achievement of varying levels of revenue and net income; (ii) (a) the revenues of any acquired company and (b) the successful integration of such acquired company’s operations; and/or (iii) the consideration paid by a company that merges with or acquires the Registrant and the judgment of the Board as to Mr. Miller’s performance as Chief Executive Officer until the time of the merger or acquisition. The amended employment agreement became effective retroactively as of November 15, 2004, Mr. Miller’s employment anniversary date.

        Pursuant to the amended employment agreement, Mr. Miller was also granted an incentive stock option to purchase 100,000 shares of the Registrant’s common stock at an exercise price of $1.725 per share. The stock option became exercisable to the extent of 25% on November 15, 2004 and is cumulatively exercisable to the extent of 25% each year thereafter.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INFODATA SYSTEMS INC.
Date: December 30, 2004	By:	/s/ Norman F. Welsch
Norman F. Welsch Chief Financial Officer